Exhibit 3.1

SECOND AMENDMENT TO THE

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF MALIBU BOATS HOLDINGS, LLC

This Second Amendment (this “Amendment”), dated as of June 27, 2014, to the First Amended and Restated Limited Liability Company Agreement, as amended by the First Amendment, dated February 5, 2014 (the “LLC Agreement”) of Malibu Boat Holdings, LLC, a Delaware limited liability company (the “Company”) is executed by Malibu Boats, Inc., the Company’s managing member (the “Managing Member”). All capitalized terms used herein shall have the meanings set forth in the LLC Agreement, unless otherwise indicated.

RECITALS

WHEREAS, pursuant to Section 9.2(a) of the LLC Agreement, the LLC Agreement may, subject to certain limited exceptions, be amended by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person; and

WHEREAS, the Managing Member hereby wishes to amend the LLC Agreement as set forth herein pursuant to and in accordance with Section 9.2(a) of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LLC Agreement is hereby amended as follows:

AMENDMENT

1.	Amendment to Section 2.2(b) of the LLC Agreement. Section 2.2(b) of the LLC Agreement is hereby amended and restated in its entirety as follows:

“(b) Addition or Withdrawal of Members. The Company shall cause the schedule of Members maintained and kept at its principal executive office pursuant to Section 2.2(a) to be amended from time to time to reflect the admission of any Additional Member, the withdrawal or termination of any Member, receipt by the Company of notice of any change of address of a Member or the occurrence of any other event requiring that such schedule of Members be amended.”

2.	Amendment to Section 7.2(b) of the LLC Agreement. The last sentence of Section 7.2(b) of the LLC Agreement is hereby amended and restated in its entirety as follows:

“As promptly as practicable after the admission of a Substituted or Additional Member, the books and records of the Company and the schedule of Members maintained and kept at the Company’s principal executive office pursuant to Section 2.2(a) shall be changed to reflect such admission.”

3.	Amendment to Section 7.6(a) of the LLC Agreement. Section 7.6(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:

“(a) At any time that Malibu Boats proposes or is obligated to register any shares of Class A Common Stock under the Securities Act (other than registrations on such form(s) solely for registration of shares of Class A Common Stock in connection with any employee benefit plan or dividend reinvestment plan or a merger or consolidation), including registrations pursuant to the terms of the Registration Rights Agreement, whether or not for sale for its own account, Malibu Boats will give written notice to each holder of Registrable Securities at least 5 days (or such shorter period as the holders of a majority of Registrable Securities shall agree) after the initial filing of such registration statement with the Securities and Exchange Commission of the intent of Malibu Boats to file such registration statement and of such holder’s rights under this Section 7.6. Upon the written request of any holder of Registrable Securities made within 3 days (or such shorter period as the holders of a majority of Registrable Securities shall agree) after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such holder), Malibu Boats will use its best efforts to effect the registration (an “Incidental Registration”) under the Securities Act of all Registrable Securities which Malibu Boats, as the case may be, has been so requested to register by the holders thereof; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such Incidental Registration, Malibu Boats shall determine for any reason not to register or to delay registration of such securities, Malibu Boats may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, Malibu Boats shall be relieved of its obligation to register any Registrable Securities under this Section 7.6 in connection with such registration, and (ii) in the case of a determination to delay registration, Malibu Boats shall be permitted to delay registering any Registrable Securities under this Section 7.6 during the period that the registration of such other securities is delayed.”

4.	Amendment to Section 7.6(e) of the LLC Agreement. Section 7.6(e) of the LLC Agreement is hereby amended and restated in its entirety as follows:

“(e) Each Member agrees that, if requested in writing in connection with an underwritten offering subsequent to Malibu Boats’ initial public offering made pursuant to a registration statement for which such Member has registration rights pursuant to this Section 7.6 by the managing underwriter or underwriters of such underwritten offering, such Member will not effect any public sale or distribution of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such underwritten offering), during the period beginning seven days prior to, and ending up to 90 days after, the effective date of any such subsequent underwritten registration (the “Follow-On Holdback Period”), except as part of any such underwritten registration (or for such shorter period as to which the managing underwriter or underwriters may agree, provided that such shorter period applies equally to all Members). Notwithstanding the foregoing, no Follow-On Holdback Period shall apply to any Person who (a) is not an executive officer or director of Malibu Boats, a selling stockholder in such offering or a Person selling Units to Malibu Boats, the

Company or any of their respective subsidiaries if such purchase is funded by the sale of Class A Common Stock by Malibu Boats, the Company or any of their respective subsidiaries in such offering and (b) holds, together with its affiliates, less than 1% of the then-outstanding Class A Common Stock.”

5.	Amendment to Section 10.1 of the LLC Agreement. The definition of “Percentage Interest” as set forth in Section 10.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“”Percentage Interest” of each Member is maintained in the Company’s books and records, and shall be equal to a fraction (expressed as a percentage), the numerator of which is the number of Units held by such Member and the denominator of which is the number of Units held by all the Members (it being understood that if the Company hereafter issues any Equity Securities other than the Units, then this definition shall be changed pursuant to an amendment of this Agreement in accordance with the terms hereof).”

6.	Amendment to Schedule A (Schedule of Members) of the LLC Agreement. Schedule A (Schedule of Members) of the LLC Agreement shall be deleted in its entirety as a schedule to the LLC Agreement and shall be maintained in the Company’s principal executive offices in accordance with Section 2.2(b) of the LLC Agreement.

MISCELLANEOUS

1.	No Other Amendments. Except as set forth herein, the LLC Agreement remains in full force and effect.

2.	Parties in Interest. All the terms and provisions of this Amendment shall be binding upon and insure to the benefit of and be enforceable by all Members.

3.	Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and do not constitute part of this Amendment.

4.	Choice of Law. The laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, shall govern the enforceability and validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the Members.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first written above.

MALIBU BOATS, INC., as the Managing Member

By:	/s/ Wayne R. Wilson
Name: Wayne R. Wilson
Title: Chief Financial Officer